SCHEDULE 14(A)

(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

FORRESTER RESEARCH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, Massachusetts 02140

George F. Colony

Chairman of the Board

and Chief Executive Officer

April 1, 2013

To Our Stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Forrester Research, Inc., which will be held on Tuesday, May 14, 2013, at the offices of the Company, 60 Acorn Park Drive, Cambridge, Massachusetts at 10:00 a.m. (local time).

On the following pages, you will find the formal notice of the Annual Meeting and our proxy statement. At the Annual Meeting you are being asked to elect two Class II Directors, to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and to approve by non-binding vote our executive compensation.

We hope that many of you will be able to attend in person. I look forward to seeing you there.

Sincerely yours,

GEORGE F. COLONY

Chairman of the Board

and Chief Executive Officer

Forrester Research, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 14, 2013

Notice is hereby given that the 2013 Annual Meeting of Stockholders of Forrester Research, Inc. will be held at the offices of the Company, 60 Acorn Park Drive, Cambridge, Massachusetts at 10:00 a.m. (local time) on Tuesday, May 14, 2013 for the following purposes:

1.	To elect the two Class II directors named in the accompanying proxy statement to serve until the 2016 Annual Meeting of Stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

3.	To approve by non-binding vote our executive compensation.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on March 28, 2013 are entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders at the meeting and during normal business hours from May 3, 2013 to the date of the meeting at our offices, located at 60 Acorn Park Drive, Cambridge, Massachusetts 02140.

If you are unable to be present personally, please vote your shares as provided in this proxy statement.

By Order of the Board of Directors

GAIL S. MANN

Secretary

Cambridge, Massachusetts

April 1, 2013

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE

VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH

THE INSTRUCTIONS SET FORTH ON THE PROXY CARD, OR COMPLETE, SIGN AND RETURN

THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR

NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

FORRESTER RESEARCH, INC.

Annual Meeting of Stockholders

May 14, 2013

PROXY STATEMENT

The Board of Directors of Forrester Research, Inc., a Delaware corporation, is soliciting proxies from our stockholders. The proxy will be used at our 2013 Annual Meeting of Stockholders and at any adjournments thereof. You are invited to attend the meeting to be held at 10:00 a.m. (local time) on Tuesday, May 14, 2013 at the offices of the Company, 60 Acorn Park Drive, Cambridge, Massachusetts. This proxy statement was first made available to stockholders on or about April 1, 2013.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures.

We use several abbreviations in this proxy statement. We call our Board of Directors the “Board” and refer to our fiscal year which began on January 1, 2012 and ended on December 31, 2012 as “fiscal 2012.” We also refer to ourselves as “Forrester” or the “Company.”

Who May Attend and Vote?

Stockholders who owned our common stock at the close of business on March 28, 2013 are entitled to notice of and to vote at the annual meeting. We refer to this date in this proxy statement as the “record date.” As of the record date, we had 22,357,670 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

How Do I Vote?

If you are a stockholder of record of our common stock:

1.	You may vote over the internet. If you have internet access, you may vote your shares from any location in the world by following the Vote by Internet instructions on the enclosed proxy card.

2.	You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

3.	You may vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

4.	You may vote in person. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting.

By voting over the internet or by telephone, or by signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to vote in advance even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. Your shares will be voted in accordance with your instructions. If a proxy card is signed and received by our Secretary, but no instructions are indicated, then the proxy will be voted “FOR” the election of the nominees for directors, “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013, and “FOR” approval of the non-binding vote on our executive compensation.

How Do I Vote if My Shares are Held in Street Name?

If you hold shares in “street name” (that is, through a bank, broker, or other nominee), the bank, broker, or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form. Please follow the instructions on that form to make sure your shares are properly voted. If you hold shares in “street name” and would like to attend the annual meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock. In addition, if you wish to vote your shares in person, you must contact the person in whose name your shares are registered and obtain a proxy card from that person and bring it to the annual meeting.

What Does the Board of Directors Recommend?

The Board recommends that you vote FOR the election of nominees for Class II directors identified in Proposal One, FOR ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal Two, and FOR approval by non-binding vote of our executive compensation as provided in Proposal Three.

If you are a record holder and submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board of Directors. If you hold your shares in “street name”, and you do not indicate how you wish to have your shares voted, your nominee has discretion to instruct the proxies to vote on Proposal Two but does not have the authority, without your specific instructions, to vote on the election of directors or on Proposal Three, and those votes will be counted as “broker non-votes”.

What Vote is Required for Each Proposal?

A majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to any proposal. The nominees for election of the Class II directors at the meeting (Proposal One) who receive the greatest number of votes properly cast for the election of directors will be elected. As a result, shares that withhold authority as to the nominees recommended by the Board will have no effect on the outcome. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal Two), and to approve the non-binding vote on our executive compensation (Proposal Three).

Shares represented by proxies that indicate an abstention or a “broker non-vote” (that is, shares represented at the annual meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but are not considered to have been voted, and have the practical effect of reducing the number of affirmative votes required to achieve a majority for those matters requiring the affirmative vote of the holders of a majority of the shares present or represented by proxy and voting (Proposals Two and Three) by reducing the total number of shares from which the majority is calculated. However, because directors are elected by a plurality vote, abstentions and broker non-votes will have no effect on the outcome on Proposal One.

May I Change or Revoke My Vote After I Return My Proxy Card or After I Have Voted My Shares over the Internet or by Telephone?

Yes. If you are a stockholder of record, you may change or revoke a proxy any time before it is voted by:

•	returning to us a newly signed proxy bearing a later date;

•	delivering a written instrument to our Secretary revoking the proxy; or

•	attending the annual meeting and voting in person.

If you hold shares in “street name”, you should follow the procedure in the instructions that your nominee has provided to you.

Who Will Bear the Cost of Proxy Solicitation?

We will bear the expense of soliciting proxies. Our officers and regular employees (who will receive no compensation in addition to their regular salaries) may solicit proxies. In addition to soliciting proxies through the mail, our officers and regular employees may solicit proxies personally, as well as by mail, telephone, and telegram from brokerage houses and other stockholders. We will reimburse brokers and other persons for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 14, 2013

This proxy statement and our Annual Report to Stockholders are available on-line at www.edocumentview.com/forr. These materials will be mailed to stockholders who request them.

How Can I Obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is available on our website at www.forrester.com. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, we will send you one without charge. Please contact Investor Relations, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140, Tel: (617) 613-6000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes provide information about the beneficial ownership of our outstanding common stock as of March 15, 2013 (except as otherwise noted) by:

(i)	each person who we know beneficially owns more than 5% of our common stock;

(ii)	each of the executive officers named below in the Summary Compensation Table;

(iii)	each member of our Board of Directors; and

(iv)	our directors and executive officers as a group.

Except as otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to the shares. Shares subject to exercisable options and vesting restricted stock units include options that are currently exercisable or exercisable within 60 days of March 15, 2013 and shares underlying restricted stock units scheduled to vest within 60 days of March 15, 2013.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares Beneficially Owned	Shares Subject to Exercisable Options and vesting restricted stock units	Percentage of Outstanding Shares
George F. Colony c/o Forrester Research, Inc. 60 Acorn Park Drive, Cambridge, MA 02140(1)	7,934,198	—	35.5%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210(2)	1,879,465	—	8.4%

P2 Capital Partners, LLC 590 Madison Avenue, 25th Floor New York, NY 10022(3)	1,765,762	—	7.9%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202(4)	1,175,233	—	5.3%

Henk Broeders	900	65,907	*
Robert Galford(5)	17,108	44,032	*
George Hornig	—	28,407	*
Gretchen Teichgraeber	3,500	40,907	*
Michael Welles	9,216	90,907	*
Michael Doyle	3,787	75,000	*
Gail S. Mann	681	42,292	*
Steven Peltzman	—	4,667	*
Charles Rutstein	760	—	*
Dennis van Lingen	800	92,750	*
Directors and executive officers as a group (14 persons)(1)(5)	7,971,110	525,705	37.2%

(1)	Includes 1,580 shares held by Mr. Colony’s wife, as to which Mr. Colony disclaims beneficial ownership.

(2)	Beneficial ownership as of December 31, 2012, as reported in a Schedule 13G filed with the SEC on February 14, 2013, stating that Wellington Management Company, LLP has shared voting power with respect to 1,495,252 shares and shared dispositive power with respect to 1,879,465 shares.

(3)	Beneficial ownership as of February 20, 2013, as reported in a Schedule 13D/A filed with the SEC on February 21, 2013, stating that P2 Capital Master Fund I, L.P. has shared voting power and shared dispositive power with respect to 662,825 shares, P2 Capital Master Fund VI, L.P. has shared voting power and shared dispositive power with respect to 1,102,937 shares and P2 Capital Partners, LLC and Claus Moller have shared voting power and shared dispositive power with respect to 1,765,762 shares.

(4)	Beneficial ownership as of December 31, 2012, as reported in a Schedule 13G filed with the SEC on February 13, 2013, stating that T. Rowe Price Associates, Inc. has sole voting power with respect to 123,134 shares and sole dispositive power with respect to 1,175,233 shares.

(5)	Includes 2,633 shares held in trust for Mr. Galford’s adult children, as to which Mr. Galford disclaims beneficial ownership.

*	Less than 1%

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Henk W. Broeders and George R. Hornig are the Class II directors whose terms expire at this annual meeting. The Board of Directors has nominated them to serve as Class II directors until the 2016 annual meeting.

The proxies intend to vote each share for which a proper proxy card has been returned or voting instructions received and not revoked in favor of the Class II directors named above. If you wish to withhold the authority to vote for the election of any of the nominees, your voting instructions must so indicate or your returned proxy card must be marked to that effect.

It is expected that Messrs. Broeders and Hornig will be able to serve, but if either of them is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees.

The following section provides information about each nominee, including information provided by each nominee and sitting director about his or her principal occupation and business experience for the past five years and the names of other publicly-traded companies, if any, for which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented with respect to each nominee’s and each sitting director’s experience, qualifications and skills that led our Board to conclude that he or she should serve as a director, we also believe that all of our directors, including the two nominees for election at the 2013 annual meeting of stockholders, has demonstrated business acumen and a significant commitment to our company, and has a reputation for integrity and adherence to high ethical standards.

NOMINEES FOR CLASS II DIRECTORS — TERM EXPIRING 2016

Henk W. Broeders, age 60, a Class II director, became a director of Forrester in May 1998. Mr. Broeders has been an independent consultant since February 2013, and previously, from October 2003 until February 2013, Mr. Broeders was a member of the Executive Committee of Cap Gemini S.A., a global management consulting firm headquartered in Paris, France operating under the name CapGemini. From 1998 to 2003, Mr. Broeders served as Chairman of the Executive Board of Cap Gemini N.V., a subsidiary of Cap Gemini S.A. located in the Netherlands. We believe Mr. Broeders’ qualifications to serve on our Board of Directors include his many years of operational and management experience in the management consulting business, along with his experience with and perspective on European business as a Dutch national working for a firm headquartered in France.

George R. Hornig, age 58, a Class II director, became a director of Forrester in November 1996. Mr. Hornig is the Senior Managing Director and Chief Operating Officer of PineBridge Investments, an independent investment advisor. From 2006 until November 2010, Mr. Hornig was Managing Director and Co-Chief Operating Officer of Asset Management and the head of Asset Management Americas at Credit Suisse, a global financial services firm, and from 1999-2006, he was the Managing Director and Chief Operating Officer of Alternative Investments at Credit Suisse. We believe Mr. Hornig’s qualifications to serve on our Board of Directors include his three decades of finance and management experience in the investment banking and private equity business.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF

THE NOMINEES NAMED ABOVE.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2014

George F. Colony, age 59, a Class I director, is the founder of Forrester and since 1983, he has served as Chairman of the Board and Chief Executive Officer. He also has served as Forrester’s President since September

2001, and he previously was Forrester’s President from 1983 to 2000. We believe Mr. Colony’s qualifications to serve on our Board of Directors and as its Chairman include his more than thirty years of experience in the research industry, including almost 30 years as our chief executive officer, and his significant ownership stake in the Company.

Michael H. Welles, age 58, a Class I director, became a director of Forrester in November 1996. Mr. Welles is chief operating officer, a founder, and director of S2 Security Corporation, an IP-based facility security systems company. Previously, he served as vice president and general manager of the platforms business with NMS Communications, an OEM infrastructure supplier to the telecom industry from 2000 to 2002. We believe Mr. Welles’ qualifications to serve on our Board of Directors include his considerable knowledge of the information technology industry, his experience as the chief operating officer of a company he co-founded, and his many years of general management experience in global technology companies.

CLASS III DIRECTORS CONTINUIING IN OFFICE UNTIL 2015

Robert M. Galford, age 60, a Class III director, became a director of Forrester in November 1996. Since November 2007, Mr. Galford has been the managing partner of the Center for Leading Organizations, an organizational development firm he founded in Concord, Massachusetts. From 2001 to 2007, Mr. Galford was a managing partner of the Center for Executive Development, an executive education provider in Boston, Massachusetts. We believe Mr. Galford’s qualifications to serve on our Board of Directors include his many years of organizational development and executive education experience, along with his more recent corporate governance experience as an instructor for the National Association of Corporate Directors.

Gretchen G. Teichgraeber, age 59, a Class III director, became a director of Forrester in December 2005. Ms. Teichgraeber is the chief executive officer of Leadership Directories, Inc., a premier information services company that publishes biographical and contact data on leaders in the private and public sectors. Previously, Ms. Teichgraeber was an independent consultant to digital media companies and various non-profit organizations from 2007 to 2009. From 2000 to 2007, Ms. Teichgraeber was the chief executive officer of Scientific American, Inc., publisher of the science and technology magazine, Scientific American. Prior to joining Scientific American, Ms. Teichgraeber served as general manager, publishing, and vice president, marketing and information services at CMP Media, Inc., a leading provider of technology news and information. We believe Ms. Teichgraeber’s qualifications to serve on our Board of Directors include her significant general management and marketing experience in the publishing and information services business, including on-line and print media, as well as the gender diversity she brings to our Board of Directors.

Corporate Governance

We believe that good corporate governance is important to ensure that Forrester is managed for the long-term benefit of its stockholders. Based on our continuing review of the provisions of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission and the listing standards of The NASDAQ Stock Market, our Board of Directors has adopted Corporate Governance Guidelines, an amended and restated charter for the Audit Committee of the Board of Directors, and a charter for the Compensation and Nominating Committee of the Board.

Our Corporate Governance Guidelines include stock retention guidelines applicable to executive officers and directors. The guidelines require executive officers and directors of the Company to retain at least 50% of the net shares of Forrester common stock delivered to them upon the exercise or vesting of stock-based awards granted on and after January 1, 2010. Net shares are the number of shares remaining after shares are sold or netted to pay the exercise price of stock-based awards and applicable withholding taxes. For directors, the applicable withholding tax is presumed to be the minimum withholding tax applicable to an employee. These guidelines may be waived, at the discretion of the Compensation and Nominating Committee of the Board of Directors, if compliance with the guidelines would create severe hardship or prevent an executive officer or director from complying with a court order.

We also have a written code of business conduct and ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. You can access our Code of Business Conduct and Ethics, Corporate Governance Guidelines and our current committee charters on our website, at www.forrester.com/aboutus.

Information With Respect to Board of Directors

Board Meetings and Committees

Our Board of Directors has determined that each of the current directors, with the exception of Mr. Colony, our Chairman and Chief Executive Officer, is independent under applicable NASDAQ standards as currently in effect.

Our Board of Directors held 15 meetings during fiscal 2012. Each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of each committee of which he or she is a member. Forrester does not require directors to attend the annual meeting of stockholders. Mr. Colony, who presided at the meeting, and Charles Rutstein, our former chief operating officer and a director who resigned in October 2012, attended the 2012 annual meeting of stockholders. Historically, very few stockholders have attended our annual meeting and we have not found it to be a particularly useful forum for communicating with our stockholders. The Board of Directors currently has two standing committees, the Audit Committee and the Compensation and Nominating Committee, whose members consist solely of independent directors.

Our Audit Committee consists of three members: George R. Hornig, Chairman, Henk W. Broeders, and Michael H. Welles, each of whom, in addition to satisfying the NASDAQ independence standards, also satisfies the Sarbanes-Oxley independence requirements for audit committee membership. In addition, the Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and all of the members of the Audit Committee satisfy the financial literacy standards of NASDAQ. The Audit Committee held five meetings during fiscal 2012. The responsibilities of our Audit Committee and its activities during fiscal 2012 are described in the committee’s amended and restated charter, which is available on our website at www.forrester.com/aboutus. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140.

Our Compensation and Nominating Committee consists of three members: Robert M. Galford, Chairman, Gretchen G. Teichgraeber, and Michael H. Welles. The Compensation and Nominating Committee held 12 meetings during fiscal 2012. The Compensation and Nominating Committee has authority, as specified in the committee’s charter, to, among other things, evaluate and approve the compensation of our Chief Executive Officer, review and approve the compensation of our other executive officers, administer our stock plans, and oversee the development of executive succession plans for the CEO and other executive officers. The committee also has the authority to identify and recommend to the Board qualified candidates for director. The Compensation and Nominating Committee charter is available on our website at www.forrester.com/aboutus. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140.

Compensation Committee Interlocks and Insider Participation

No person who served during the past fiscal year as a member of our Compensation and Nominating Committee is or was an officer or employee of Forrester, or had any relationship with Forrester requiring disclosure in this proxy statement. During the past fiscal year, none of our executive officers served as a member of the board of directors of another entity, any of whose executive officers served as one of our directors.

Board Leadership Structure

At the present time, Mr. Colony serves as both Chairman of the Board and Chief Executive Officer. Mr. Colony is a significant stakeholder in Forrester, beneficially owning approximately 35% of our outstanding common stock. As such, we believe it is appropriate that he set the agenda for the Board of Directors in addition to serving as the Chief Executive Officer. We also do not believe that the size of the Company warrants the division of these responsibilities. We do not have a single lead director because our Board of Directors is small enough that the independent directors work effectively together as a group and the presiding director at meetings of the independent directors rotates among the chairmen of the committees.

The Board’s Role in Risk Oversight; Risk Considerations in our Compensation Programs

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including financial, strategic, operational, legal and regulatory risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate manager within the Company. When a committee receives such a report, the Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting, enabling the full Board to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Compensation and Nominating Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. We structure our pay programs to consist of both fixed and variable compensation, with the fixed base salary portion providing steady income regardless of our stock price performance. The variable components, consisting of cash bonus and stock-based awards, are designed to reward both short and long-term performance. Targets under our bonus plans are a function of bookings and profit (described in greater detail in the Compensation Discussion and Analysis below), important financial metrics for our business. For long-term performance, we generally award a combination of time-based stock options and restricted stock units generally vesting over three to four years. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce excellent short and long-term results for the Company, while fixed base salary is also sufficiently high such that the executives are not encouraged to take unnecessary or excessive risks. In addition, our bonus plan funding metrics apply company-wide, regardless of function or client group, which we believe encourages relatively consistent behavior across the organization. While sales commissions are not capped, we capped our bonus at 1.6 times target Company performance in 2012. For 2013, the Company performance bonus will be capped at 1.8 times target Company performance, with the increase providing additional upside to employees and executives in the event of truly exceptional operating performance. Therefore, even if Company performance dramatically exceeds target performance, bonus payouts are limited. Conversely, we have a minimum threshold on Company performance under our bonus plan approved by the Compensation and Nominating Committee so that the bonus plan is not funded at performance below a certain level.

Director Candidates

As noted above, the Compensation and Nominating Committee has responsibility for recommending nominees for election as directors of Forrester. Our stockholders may recommend individuals for this committee to consider as potential director candidates by submitting their names and background to the “Forrester Research Compensation and Nominating Committee”, c/o Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140. The Compensation and Nominating Committee will consider a recommended candidate for the next annual meeting of stockholders only if biographical information and background material are provided no later than the date specified below under “Stockholder Proposals” for receipt of director nominations.

The process that the Compensation and Nominating Committee will follow to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Compensation and Nominating Committee. Assuming that biographical and background material is provided for candidates recommended by the stockholders, the Compensation and Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Compensation and Nominating Committee will apply the criteria set forth in the committee’s charter and in the Corporate Governance Guidelines. These criteria include, among others, the candidate’s integrity, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Although the Compensation and Nominating Committee considers as one of many factors in the director identification and nomination process diversity of race, gender and ethnicity, as well as geography and business experience, it has no specific diversity policy. The Compensation and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities, including direct operating experience, that will allow the Board to fulfill its responsibilities.

In addition, our by-laws permit stockholders to nominate directors for election at an annual meeting of stockholders, other than as part of the Board’s slate. To nominate a director, in addition to providing certain information about the nominee and the nominating stockholder, the stockholder must give timely notice to Forrester, which, in general, requires that the notice be received by us no less than 90 nor more than 120 days prior to the applicable annual meeting of stockholders. In accordance with our by-laws, the 2014 Annual Meeting will be held on May 13, 2014.

Communications from Stockholders

The Board will give appropriate attention to communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Compensation and Nominating Committee, with the assistance of the Chief Legal Officer and Secretary, will be primarily responsible for monitoring communications from stockholders and will provide copies of summaries of such communications to the other directors as deemed appropriate.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Forrester Research Compensation and Nominating Committee, c/o Chief Legal Officer and Secretary, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, cash incentive awards, equity incentive awards and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are exceeded, and subject to reduction when performance targets are not achieved.

2012 Business Results

In 2012, the Company’s revenue grew by 3.3% percent to $292.9 million, and basic earnings per share, at $1.16, were 13.7% higher than in 2011. However, our overall financial performance in 2012 was below our expectations when our 2012 executive compensation plan was reviewed and approved, resulting in our failure to achieve the targets set under the Company’s executive cash incentive plan, as discussed below.

Compensation for Performance

A substantial amount of the total compensation of our executive officers is linked to our performance, both through short-term cash incentive compensation and long-term equity incentive compensation. We believe this aligns our executives’ incentives with our objective of enhancing stockholder value over the longer term.

Cash Compensation.    A significant portion of the current cash compensation opportunity for our executive officers is made through our 2012 Executive Cash Incentive Plan. As described in more detail below, payments under the plan are based on company financial performance metrics (for 2012, booked sales accounts or “bookings” and adjusted operating profit). By design, our plan pays more when we perform well and less, or nothing, when we do not. For example, while our strong 2010 operating results resulted in an above-target payout under the 2010 Executive Cash Incentive Plan, our 2011 operating results were strong but below targeted levels, resulting in only a partial payout under the 2011 Executive Cash Incentive Plan, and our disappointing 2012 operating results resulted in no payout under the 2012 Executive Cash Incentive Plan. However, discretionary bonus payments were awarded to two named executive officers, as discussed below, in recognition of outstanding individual contributions to the Company in 2012.

Equity Awards.    Another key component of compensation for our executive officers consists of long-term equity incentives, in the form of both restricted stock units (RSUs) and stock options. In 2012, all RSUs and stock options granted to executive officers vest over time, with 25% to vest annually over four years. We believe these awards have retention value and reflect a balance between short-term financial performance and long-term shareholder return, supporting our performance-based compensation. Consistent with past years, we did not grant equity awards in 2012 to George Colony, our Chairman and Chief Executive Officer, who is the beneficial owner of approximately 35% of our common stock.

Compensation Program Changes in 2012

Change in 2012 Executive Cash Incentive Plan.    In 2012, our Compensation and Nominating Committee (the “Committee”) determined that payments under the Company’s 2012 Executive Cash Incentive Plan would be determined solely by reference to a named executive officer’s target award and the Company’s financial performance. Team and individual goals will no longer be taken into account when calculating payouts under the plan, but will instead be used for purposes of performance evaluations and future compensation decisions. The Committee feels that this simplification of the 2012 Executive Cash Incentive Plan will more consistently align the incentives of the executive officers with the financial performance of the Company.

Base Salary and Short-Term Cash Incentive Compensation.    Based on a review of market data and the tenures and experience of our executive officers, but taking into account our mixed financial performance in 2011, the Committee left the base salaries for all but one of the named executive officers unchanged from 2011, while increasing the target cash incentive bonus amounts of our named executive officers eligible for compensation adjustments in 2012 by an average of 10.7% over 2011.

Equity Incentives.    As in 2011, the general framework of equity incentive awards for our executive officers in 2012 consisted of grants of both RSUs and stock options. In 2012, however, the Committee determined that both the RSUs and the stock options would vest over time, rather than granting RSUs that vest only upon the satisfaction of predetermined performance targets. The stock options would continue to have value only if our stock price increased from the price on the date of grant and if the recipient continued to provide service to the Company as an employee through the vesting date, while the RSUs would encourage retention by providing immediate compensatory value to the executive upon vesting. The Committee also determined that the stock options would begin vesting as to 25% of the shares on the first anniversary of the grant date, while in 2011 the options first vested as to 50% of the shares 21 months after the grant date.

Say on Pay Stockholder Vote.    At our 2011 annual meeting, a majority of our stockholders supported an annual vote on our executive compensation program and, in response, the Committee determined to hold an annual vote on the matter. In 2012, we submitted our executive compensation program to a second advisory vote of our stockholders and, consistent with the result of our 2011 say on pay vote, it received the support of more than 95% of the total votes cast at our annual meeting. We pay careful attention to any feedback we receive from our stockholders about our executive compensation program, including the say on pay vote. The Committee considered such feedback when setting our executive cash compensation program and granting equity awards to executives in 2012, and will continue to consider stockholder feedback in its subsequent executive compensation decision making.

Compensation Objectives and Strategy

The primary purpose of our executive compensation program is to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. Our principal objectives and strategy concerning our executive compensation program are as follows:

•	encourage achievement of key Company values — including client service, quality, collaboration, courage and integrity — that we believe are critical to our continued growth;

•	base cash compensation on individual achievement and responsibility, teamwork, and our short-term financial performance;

•

align employees’ incentives with our objective of enhancing stockholder value over the longer term through long-term incentives, principally in the form of stock options and restricted stock units (RSUs);

•	design total compensation packages that will attract, retain, and motivate key employees who are critical to the long-term success of our Company; and

•	emphasize individual excellence and encourage employees at all levels, as well as executive officers, to take initiative and lead individual projects that enhance our performance.

These objectives and strategy are reviewed each year by the Committee, which oversees our executive compensation program. In furtherance of these objectives, the Committee takes the following actions each year:

•	reviews the performance of George Colony, our Chairman and Chief Executive Officer, including his demonstration of leadership and his overall contribution to the financial performance of the Company;

•	reviews the assessment by Mr. Colony of the performance of the other executive officers against their individual and team goals;

•	reviews the company-wide financial goals that are used in the calculation of the cash incentive compensation for our executives;

•	reviews all components of compensation for each executive officer: base salary, short-term cash incentive compensation, and long-term equity incentive compensation;

•	assesses relevant market data; and

•	holds executive sessions (without our management present) as appropriate to accomplish the above actions.

Mr. Colony also plays a substantial role in the compensation process for the other executive officers, primarily by recommending annual goals for the executives reporting directly to him, evaluating their performance against those goals, and providing recommendations on their compensation to the Committee.

Although it has the authority to do so, the Committee did not engage an independent compensation consultant in 2012 to provide data or analysis with respect to 2012 executive compensation because the members were comfortable relying on their independent review of the market data, surveys and other supporting information provided by management, taking into account that the Company does not offer special perquisites, deferred compensation plans, or other special executive compensation arrangements. The Committee believes it is adequately experienced to address relevant issues and discharge its responsibilities consistent with the Company’s compensation objectives and philosophy.

The Committee has not historically used formal benchmarking data to establish compensation levels, but has relied instead on relevant market data and surveys to design compensation packages that it believes are competitive with other similarly situated companies or those with whom we compete for talent. While compensation surveys provide useful data for comparative purposes, the Committee believes that successful compensation programs also require the application of sound judgment and subjective determinations of individual and Company performance.

The Committee believes it is helpful to utilize data compiled from a wide array of companies and believes it important to consider comparative data from companies of comparable size and revenue, operating within a comparable industry, and located or operating within our principal geographic markets. In setting executive compensation for 2012, the Committee primarily considered data from the Radford Global High Technology Survey and Kenexa’s IPAS Global High Technology Survey, which included companies with annual revenues from $250 million to $500 million. For each of the Company’s executive officers, other than Mr. Colony, the data the Committee reviewed included comparative market percentiles for base salary, total annual cash compensation opportunity (or “on-target earnings”) and on-target earnings plus calculated value of equity grants (or “total direct compensation”). The Committee determined that the average base salary and total direct compensation of the named executive officers, other than Mr. Colony, were close to the respective medians of the comparative market data, while the average on-target earnings were closer to the 39% percentile of the comparative market data. Although the Committee did not identify a specific desired percentile for on-target earnings, the Committee decided to allocate 100% of the cash compensation adjustments for 2012 for the named executive officers, other than Ms. Mann, to short-term cash incentive targets to better align the on-target earnings market percentiles with the base salary and total direct compensation market percentiles. Because Ms. Mann’s base salary fell into a substantially lower market percentile than the other named executive officers, the Committee also approved a 3% increase in Ms. Mann’s base salary for 2012. Since Mr. Colony owns such a substantial percentage of our common stock, the Committee generally does not deem the available market data as comparable and does not place substantial weight on such data when setting his executive compensation.

Elements of Compensation

Compensation for our named executive officers consists of the following principal components:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity incentive compensation, in the form of stock options and RSUs; and

•	other benefits available generally to all full-time employees.

We do not have an express policy for weighting different elements of compensation or for allocating between long-term and short-term compensation, but we do attempt to maintain compensation packages that will advance our overall compensation objectives. In reviewing and setting the compensation of each executive, we consider the individual’s position with the Company and his or her ability to contribute to achievement of strategic and financial objectives.

In 2012, as illustrated below, base salaries for our named executive officers other than Mr. Colony represented an average of approximately 47.4% of total target compensation for these individuals, while the base salary for Mr. Colony represented approximately 60.7% of his total target compensation. Because of Mr. Colony’s significant ownership of our common stock, the Committee generally does not grant stock options or RSUs to him, resulting in a higher ratio of base salary to total target compensation than that of the other named executive officers.

Base Salary.    The Committee approves the base salaries of our named executive officers annually by evaluating the responsibilities of their position, the experience and performance of the individual, and as necessary or appropriate, survey and market data. The base salary of a named executive officer is also considered together with the other components of his or her compensation to ensure that both the executive’s total cash compensation opportunity (or “on-target earnings”) and the allocation between base salary and variable compensation for the executive are in line with our overall compensation philosophy and business strategy.

Our goal is to pay base salaries to our named executive officers that are competitive with the base salaries of companies that are similarly situated or with which we compete to attract and retain executives, while taking into account total on-target earnings, and remaining consistent with our overall compensation objectives with respect to variable compensation. In 2012, taking into account the Company’s 2011 financial performance and the market data discussed above, the Committee decided to leave the base salaries for the named executive officers, other than Ms. Mann, unchanged from 2011. The Committee approved an increase in Ms. Mann’s base salary of approximately 3%.

Short-Term Cash Incentive Compensation.    A significant portion of each of our named executive officers’ total annual cash compensation is dependent on our achievement of annual financial objectives set forth under our 2012 Executive Cash Incentive Plan. Payouts under the plan are made annually in arrears.

An individual named executive officer’s annual bonus payout under the 2012 Executive Cash Incentive Plan is based on the following factors, which are discussed in more detail below:

•	the named executive officer’s target award; and

•	the Company’s financial performance.

Prior to 2012, the named executive officers’ annual payouts could be further adjusted based on individual and team performance. In order to simplify the 2012 Executive Cash Incentive Plan and more consistently align the incentives of the executive officers with the financial performance of the Company, the Committee determined that individual and team performance would not be taken into account for purposes of determining payouts under the plan in 2012. However, such individual and team performance would continue to be evaluated in connection with annual performance and compensation reviews for the executive officers.

Effective January 1, 2012, as part of its executive compensation reviews, the Committee increased target cash incentive bonus amounts for each of the named executive officers, other than Steven Peltzman, by an average of approximately 10.7%, taking into account the Company’s financial performance in 2011, the market data discussed above, and the respective tenures, experience and performance of our named executive officers. Because Mr. Peltzman was hired as our Chief Business Technology Officer late in 2011, he was not eligible for a compensation adjustment until 2013. After giving effect to these increases, the annual target cash incentive bonus amounts for our named executive officers ranged from approximately 41.9% to 64.8% of that person’s base salary.

For purposes of the 2012 Executive Cash Incentive Plan, the financial performance of our Company for 2012 was measured based on booked sales accounts (referred to as “bookings”) and adjusted operating profit goals. The Committee selected bookings as one of the metrics because we believe that bookings provide an important measure of our current business activity and estimated future revenues. The Committee selected adjusted operating profit (“operating profit”), meaning the Company’s pro forma operating profit assuming cash incentive compensation payouts under the 2012 Executive Cash Incentive Plan and the employee matrix bonus plan at target levels, as the other key metric because we believe operating profit provides a comprehensive measure of our financial performance that takes into account the importance of both revenue growth and expense management. In addition, by linking payouts under the plan to the Company’s profitability, we provide our employees with the opportunity to share in our profits while assuring that payouts are only made if we achieve a satisfactory, pre-approved level of profitability, taking into account the nature of our business, planned investments to support growth of the business, and the economic environment. Our pro forma operating profit excludes amortization of acquisition-related intangible assets, duplicate lease costs, reorganization costs, costs or credits associated with acquisition activities, stock-based compensation and net gains or losses from investments, as well as their related tax effects. The Committee may also adjust the operating profit metric, as it deems appropriate, to include or exclude particular non-recurring items to avoid unanticipated results and to promote, and provide appropriate incentives for, actions and decisions that are in the best interests of the Company and its stockholders.

The 2012 Executive Cash Incentive Plan was structured as follows:

•

A matrix for 2012 containing bookings on the x axis and operating profit on the y axis was approved by the Committee under the plan based on the Company’s 2012 operating plan approved by the Board of Directors. Minimum bookings and operating profit levels were set taking into account the Company’s historical growth levels for bookings and operating profit and planned investments to support growth of the business. Failure of our Company to meet either of these minimum levels would result in each executive officer being ineligible to receive any bonus payout. The minimum, target and maximum levels of bookings and operating profit under the 2012 Executive Cash Incentive Plan approved by the Committee were as follows (all dollars in thousands):

	Bookings	Operating Profit
Minimum:	$264,036	$40,583
Target:	$347,416	$46,117
Maximum:	$399,528	$54,418

•

If the Company’s target bookings and operating profit were achieved, the 2012 Executive Cash Incentive Plan allowed for the payment of 100% of a named executive officer’s target award. If the bookings and operating profit were above the minimum thresholds but below the target, the bonus payout would be between 10% and 100% of the target award.

•	If the applicable target bookings and operating profit were exceeded, the plan allowed for the payment of up to 160% of a named executive officer’s target award.

The Company’s actual bookings for 2012 were $294.0 million, but the Company did not achieve the minimum operating profit level specified above, resulting in 0% of each named executive officer’s target award being payable. As a result, Mr. Colony did not receive 39.3% of his annual target compensation, while the other named executive officers did not receive an average of 20.2% of their annual target compensation. This illustrates the strong pay for performance structure of the compensation awarded to our named executive officers, as our 2012 bookings were below our target level, and our 2012 operating profit was below our minimum threshold level.

Following its determination that no bonuses could be paid to the named executive officers under the 2012 Executive Cash Incentive Plan based on our failure to achieve the minimum operating profit level, the Committee evaluated the named executive officers’ performance during the year and determined to award each of Mr. Doyle and Ms. Mann a discretionary cash bonus of $80,500 to recognize their exceptional individual contributions to the Company in 2012, including their assumption of additional responsibilities following the departures of other executive officers of the Company.

Long-term Equity Incentive Compensation.    Our equity awards generally consist of stock options and RSUs granted under our equity incentive plans. All stock-based compensation awards granted to our executive officers are granted by the Committee. We believe that stock-based awards help to motivate and retain executives and also align management’s incentives with long-term stock price appreciation. In general, we believe that the combination of RSUs and stock options serves to encourage retention while further aligning the interests of executives and stockholders, as the stock options have value only if our stock price increases from that at grant date, and both the RSUs and stock options have value only if the recipient continues to provide service to the Company through the vesting date. In addition, in structuring the awards, the Committee considered that if and when an RSU award vests, it provides immediate compensatory value to the executive. Neither the Company nor our board of directors, including the Committee, has any plan, program or practice of timing equity incentive awards in coordination with the release or withholding of material non-public information.

In recent years prior to 2012, annual grants to our executives included a combination of performance-based RSUs, with vesting keyed to achievement of specified financial goals, and time-based stock options, with vesting occurring with the passage of time. In 2012, the Committee noted that each RSU granted to the named executive officers in 2009 vested as to only 40% of the shares subject to the award and, based on our 2011 financial performance and forecasted 2012 financial performance, it was unlikely that any of the 2010 or 2011 RSUs awarded to executive officers would meet the minimum performance conditions for vesting. In order to address executive retention concerns while still maintaining the desired split between stock options and RSUs, the Committee decided that the RSUs granted to the named executive officers in 2012 would be time-based, rather than performance-based. The Committee also determined that the stock options granted to the named executive officers would begin vesting as to 25% of the shares on the first anniversary of the grant date, while in 2011 the options first vested as to 50% of the shares 21 months after the grant date.

In determining the size and nature of stock-based awards for 2012, the Committee considered the aggregate number of stock-based awards outstanding relative to the Company’s total shares outstanding, the average aggregate size of stock-based awards made to executive officers of companies that are similarly situated or with which we compete to attract and retain executives, and the individuals that they believed were most likely to contribute to or influence a return to the Company’s historical growth levels and continued improvement in the Company’s operating margin. On May 11, 2012, the Committee reviewed and approved the grant of time-based RSUs and stock options to each of Ms. Mann and Messrs. Doyle, Peltzman, Rutstein and van Lingen, effective May 14, 2012, as part of a grant of equity-based compensation to key employees across the Company. With respect to both the stock options and the RSUs, the Committee determined that the awards would vest 25% annually over four years. So long as the named executive officer holding one of the options or RSUs remains employed by the Company, 25% of the shares subject to the option or RSUs will vest on May 14, 2013, an additional 25% will vest on each of May 14, 2014 and May 14, 2015, and the balance of the shares subject to the option or RSU will vest on May 14, 2016. The stock options were granted at an exercise price of $33.81, which was equal to the closing market price of our common stock on the grant date of May 14, 2012.

Given Mr. Colony’s significant ownership of our common stock, the Committee did not grant stock options or RSUs to Mr. Colony in 2012.

Other Benefits

As employees of our Company, our executive officers are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and dental insurance and life and disability insurance. In addition, our executive officers are eligible to receive the same employer match under our 401(k) plan (or applicable foreign plan) as is applicable for all participating employees. We do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

We have a cash bonus plan adopted in 2000 to pay bonuses measured by a portion of the share of our net profits from two technology-related private equity investment funds. Certain of our key employees, including certain of our executive officers who were employees of the Company at the time of the adoption of this plan, participate in this plan. The principal purpose of this cash bonus plan was to retain key employees by allowing them to participate in a portion of the potential return from our technology-related investments if they remained employed by the Company. The plan was established at a time when technology and internet companies were growing significantly, and providing incentives to retain key employees during that time was important. To date, although we have invested $19.6 million of a $20.0 million commitment in these funds, we have not paid any bonuses under this plan. In June 2010, the Committee approved an extension of this cash bonus plan until June 30, 2013.

Stock Retention Guidelines

In April 2010, we introduced stock retention guidelines as part of our Corporate Governance Guidelines to further align the interests of our directors and executive officers with those of our stockholders. Members of our executive team and Board of Directors are subject to these stock retention guidelines for so long as they remain an executive officer, or serve as a director, of the Company. The guidelines require executive officers and directors of the Company to retain at least 50% of the net shares of Forrester common stock delivered to them upon the exercise or vesting of stock awards granted on and after January 1, 2010. Net shares are the number of shares remaining after shares are sold or netted to pay the exercise price of equity awards and applicable withholding taxes. For directors, the applicable withholding tax is presumed to be the minimum withholding tax applicable to an employee. These guidelines may be waived, at the discretion of the Committee, if compliance with the guidelines would create severe hardship or prevent an executive officer or director from complying with a court order. Our directors and executive officers have complied in full with these guidelines since their initial adoption.

Impact of Tax and Accounting on Compensation Decisions

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1 million per year unless the compensation is performance-based. Because the compensation amounts paid to our executive officers are substantially below this threshold, to date we have not needed to structure compensation arrangements with our executive officers to preserve the deductibility of that compensation in light of Section 162(m).

When determining amounts of equity awards to executives and employees under our equity incentive program, the Committee considers the compensation charges associated with the awards. We recognize compensation expense for stock-based awards based upon the fair value of the award. Grants of stock options result in compensation expense equal to the fair value of the options, which is calculated using a Black-Scholes option pricing model. Restricted stock unit awards result in compensation expense equal to the fair value of the award on the award date, which is calculated using the closing stock price of the underlying shares on the date of the award. Stock-based compensation is recognized as an expense over the vesting period of the award.

Compensation Committee Report

The Compensation and Nominating Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Nominating Committee

Robert M. Galford, Chair

Michael H. Welles

Gretchen G. Teichgraeber

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any such filing.

SUMMARY COMPENSATION TABLE

The following table shows the compensation earned by our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers as of December 31, 2012, and one of our other highly compensated executive officers who resigned in October 2012. We refer to these officers as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
George F. Colony Chairman of the Board and Chief Executive Officer	2012 2011 2010	367,500 367,500 350,000	— — —	— — —	— — —	— 88,200 232,050	10,596 10,439 10,394	378,096 466,139 592,444

Michael A. Doyle Chief Financial Officer and Treasurer	2012 2011 2010	330,750 330,750 315,000	80,500 — —	169,050 154,151 139,357	147,232 140,226 136,709	— 56,700 170,235	10,596 10,433 8,948	738,128 692,260 770,249

Gail S. Mann Chief Legal Officer and Secretary	2012	271,900	80,500	73,266	63,801	—	11,402	500,869

Steven Peltzman Chief Business Technology Officer	2012	315,000	—	73,266	63,801	—	8,196	460,263

Dennis van Lingen(4) Managing Director, Marketing & Strategy Client Group; Chief Europe, Middle East, & Africa Officer	2012 2011 2010	256,184 277,307 249,960	— — —	88,339 104,606 99,553	101,430 95,154 97,649	— 45,162 159,643	21,917 23,364 23,085	467,870 545,593 629,890

Charles Rutstein(5) Former Chief Operating Officer and Director	2012 2011 2010	308,700 352,800 336,000	— — —	146,533 154,151 139,357	127,601 140,226 136,709	— 62,899 175,968	72,401 10,366 11,304	655,235 720,442 799,338

(1)	Amounts represent discretionary bonuses approved by the Committee.

(2)	These amounts represent the aggregate grant date fair value of restricted stock unit and option awards. Assumptions used in the calculation of grant date fair value of stock options are included in footnote 1 to the Company’s consolidated financial statements included in our 2012 Annual Report on Form 10-K. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant. The amounts set forth may be more or less than the value ultimately realized by the named executive officer based upon, among other things, the value of the Company’s common stock at the time of exercise of the options or vesting of the restricted stock units and whether such options or restricted stock units actually vest.

(3)	2012 amounts include the following amounts of Company matching contributions under our 401(k) plan or, for Mr. van Lingen, our Netherlands-based defined contribution pension plan: Mr. Colony, $7,500; Mr. Doyle, $7,500; Ms. Mann, $7,500; Mr. Peltzman, $7,500; Mr. Rutstein, $7,500; and Mr. van Lingen, $15,296. Other amounts consist of group term life insurance premiums and miscellaneous other items. Amounts shown for Mr. Rutstein include severance payments of $46,185 related to Mr. Rutstein’s resignation from the Company, payable pursuant to an end of service agreement effective as of November 24, 2012.

(4)	All elements of Mr. van Lingen’s 2012 compensation, other than stock compensation-related expenses, reflect a translation from euros into U.S. dollars based on an exchange rate of 0.77825 euros per dollar, which was the average exchange rate during 2012. Elements of Mr. van Lingen’s compensation for 2011 and 2010 reflect the average exchange rates for each of those years.

(5)	As disclosed in the Company’s Form 8-K filed October 25, 2012, Mr. Rutstein resigned as a director and executive officer of the Company, effective October 24, 2012. Because of his total compensation received during 2012, Mr. Rutstein is listed as a named executive officer of the Company in the above table, but he was no longer a director, executive officer or employee of the Company at December 31, 2012.

GRANTS OF PLAN-BASED AWARDS FOR 2012

The following table sets forth information with respect to plan-based awards granted to named executive officers in 2012.

Name	Grant Date	Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All other stock awards: Number of shares of stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
George F. Colony	—	—	23,814	238,140	381,024	—	—	—	—

Michael A. Doyle	—	—	15,593	155,925	249,480	—	—	—	—

	05/14/12 05/14/12	05/11/12 05/11/12	— —	— —	— —	— 5,000	15,000 —	33.81 —	147,232 169,050

Gail S. Mann	— 05/14/12 05/14/12	— 05/11/12 05/11/12	11,394 — —	113,940 — —	182,304 — —	— — 2,167	— 6,500 —	— 33.81 —	— 63,801 73,266

Steven Peltzman	— 05/14/12 05/14/12	— 05/11/12 05/11/12	10,000 — —	100,000 — —	160,000 — —	— — 2,167	— 6,500 —	— 33.81 —	— 63,801 73,266

Dennis van Lingen(3)	— 05/14/12 05/14/12	— 05/11/12 05/11/12	12,404 — —	124,041 — —	198,466 — —	— — 3,000	— 9,000 —	— 33.81 —	— 88,339 101,430

Charles Rutstein	— 05/14/12 05/14/12	— 05/11/12 05/11/12	16,632 — —	166,320 — —	266,112 — —	— — 4,334	— 13,000 —	— 33.81 —	— 127,601 146,533

(1)	Consists of awards under our 2012 Executive Cash Incentive Plan, a non-equity incentive plan, with payouts thereunder made annually in arrears. Our 2012 Executive Cash Incentive Plan is described in detail, including calculation of threshold, target and maximum awards under the plan, in the Compensation Discussion and Analysis above. Based on our actual 2012 financial performance, no payouts were made under the 2012 Executive Cash Incentive Plan.

(2)	Assumptions used in the calculation of option awards are included in footnote 1 to the Company’s consolidated financial statements included in our 2012 Annual Report on Form 10-K. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant.

(3)	Threshold, target and maximum awards under our 2012 Executive Cash Incentive Plan for Mr. van Lingen reflect a translation from euros into U.S. dollars based on an exchange rate of 0.76923 euros per dollar, which was the exchange rate that the Company used for all financial planning purposes for 2012. The applicable amounts expressed in euro would be: threshold, €9,542; target, €95,416; and maximum, €152,666. Applying the average exchange rate during 2012, which was used to calculate the actual amounts paid in the Summary Compensation Table, the same amounts expressed in U.S. dollars would be: threshold, $12,261, target, $122,603; and maximum, $255,016. Based on our actual 2012 financial performance, no payouts were made under the 2012 Executive Cash Incentive Plan.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table sets forth information for the named executive officers regarding outstanding option awards and stock awards held as of December 31, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(1)
George F. Colony	—	—		—	—		—		—

Michael A. Doyle	— — — 42,500 7,500 7,000 — —	— — — — 2,500 7,000 14,000 15,000	(5) (6) (7) (8)	— — — 25.20 25.25 29.86 33.03 33.81	— — — 09/30/2017 06/30/2019 03/31/2020 06/30/2021 05/13/2022		4,667 4,667 5,000 — — — — —	(2) (3) (4)	125,076 125,076 134,000 — — — — —

Gail S. Mann	— — — 12,500 12,000 5,625 3,250 — —	— — — — — 1,875 3,250 6,500 6,500	(9) (10) (11) (12)	— — — 28.62 27.11 25.25 29.86 33.03 33.81	— — — 04/01/2017 03/31/2018 06/30/2019 03/31/2020 06/30/2021 05/13/2022		2,167 2,167 2,167 — — — — — —	(2) (3) (4)	58,076 58,076 58,076 — — — — — —

Steven Peltzman	— — 2,500 —	— — 7,500 6,500	(13) (14)	— — 31.89 33.81	— — 10/02/2021 05/13/2022		3,334 2,167 — —	(3) (4)	89,351 58,076 — —

Dennis van Lingen	— — — 15,000 15,000 15,000 20,000 9,375 5,000 — —	— — — — — — — 3,125 5,000 9,500 9,000	(15) (16) (17) (18)	— — — 26.08 27.35 26.93 27.11 25.25 29.86 33.03 33.81	— — — 05/14/2016 09/06/2016 04/01/2017 03/31/2018 06/30/2019 03/31/2020 06/30/2021 05/13/2022		3,334 3,167 3,000 — — — — — — — —	(2) (3) (4)	89,351 84,876 80,400 — — — — — — — —

Charles Rutstein	7,000	—		29.86	03/31/2020	(19)	—		—

(1)	The market value was calculated based on $26.80, the closing price per share of our common stock on December 31, 2012.

(2)	Consists of performance-based restricted stock units granted pursuant to our 2006 Equity Incentive Plan. The vesting of these restricted stock units is conditioned upon achievement of defined performance objectives relating to year-over-year revenue growth and pro forma operating margin in 2012. The restricted stock units can vest on April 1, 2013 as to either 40% or 100% of the total number of shares subject to the award, depending on performance, or the restricted stock units can be forfeited if the defined performance objectives are not met. Based on actual 2012 financial performance, the restricted stock units will be forfeited.

(3)	Consists of performance-based restricted stock units granted pursuant to our 2006 Equity Incentive Plan. The vesting of these restricted stock units is conditioned upon achievement of defined performance objectives relating to year-over-year revenue growth and pro forma operating margin in 2013. The restricted stock units can vest on April 1, 2014 as to 40%, 100% or 125% of the total number of shares subject to the award, depending on performance, or the restricted stock units can be forfeited if the defined performance objectives are not met.

(4)	Consists of time-based restricted stock units granted pursuant to our Amended and Restated 2006 Equity Incentive Plan. The restricted stock units vest as to 25% of the shares subject to the award on each of May 14, 2013, May 14, 2014, May 14, 2015 and May 14, 2016.

(5)	Stock options become exercisable on April 1, 2013.

(6)	Stock options become exercisable as to 3,500 shares on April 1, 2013 and 3,500 shares on April 1, 2014.

(7)	Stock options become exercisable as to 7,000 shares on April 1, 2013, 3,500 shares on April 1, 2014 and 3,500 shares on April 1, 2015.

(8)	Stock options become exercisable as to 3,750 shares on May 14, 2013, 3,750 shares on May 14, 2014, 3,750 shares on May 14, 2015 and 3,750 shares on May 14, 2016.

(9)	Stock options become exercisable on April 1, 2013.

(10)	Stock options become exercisable as to 1,625 shares on April 1, 2013 and 1,625 shares on April 1, 2014.

(11)	Stock options become exercisable as to 3,250 shares on April 1, 2013, 1,625 shares on April 1, 2014 and 1,625 shares on April 1, 2015.

(12)	Stock options become exercisable as to 1,625 shares on May 14, 2013, 1,625 shares on May 14, 2014, 1,625 shares on May 14, 2015 and 1,625 shares on May 14, 2016.

(13)	Stock options become exercisable as to 2,500 shares on October 3, 2013, 2,500 shares on October 3, 2014 and 2,500 shares on October 3, 2015.

(14)	Stock options become exercisable as to 1,625 shares on May 14, 2013, 1,625 shares on May 14, 2014, 1,625 shares on May 14, 2015 and 1,625 shares on May 14, 2016.

(15)	Stock options become exercisable on April 1, 2013.

(16)	Stock options become exercisable as to 2,500 shares on April 1, 2013 and 2,500 shares on April 1, 2014.

(17)	Stock options become exercisable as to 4,750 shares on April 1, 2013, 2,375 shares on April 1, 2014 and 2,375 shares on April 1, 2015.

(18)	Stock options become exercisable as to 2,250 shares on May 14, 2013, 2,250 shares on May 14, 2014, 2,250 shares on May 14, 2015 and 2,250 shares on May 14, 2016.

(19)	Option expired on February 15, 2013, three months following termination of Mr. Rutstein’s employment.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2012

The following table sets forth information for the named executive officers regarding the value realized during 2012 by such executives pursuant to option exercises and the vesting of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
George F. Colony	—	—	—	—
Michael A. Doyle	—	—	1,334	43,221
Gail S. Mann	—	—	1,000	32,400
Steven Peltzman	—	—	—	—
Dennis van Lingen	—	—	1,667	54,011
Charles Rutstein	111,250	597,667	2,000	64,800

Pension Benefits

We have no defined benefit pension plans or long-term incentive plans applicable to the named executive officers.

Nonqualified Deferred Compensation

We have no nonqualified defined contribution or deferred compensation plans.

Severance and Change-of-Control Benefits

We entered into an employment offer letter on July 24, 2007 with Mr. Doyle that provides for severance benefits following a termination of his employment by the Company without Cause (as defined in the offer letter). In the event of such a termination, we must continue to pay Mr. Doyle his base salary for the 6 months following his termination, subject to his signing a separation agreement in a form acceptable to us that includes a general release of all claims. On September 6, 2011 we entered into an employment offer letter with Mr. Peltzman that provides for severance benefits following a termination of his employment by the Company without Cause (as defined in the offer letter). In the event of such a termination, we must continue to pay Mr. Peltzman his base salary for the 3 months following his termination, subject to his signing a separation agreement in a form acceptable to us that includes a general release of all claims. We entered into a severance agreement effective as of November 24, 2012 with Mr. Rutstein that provides for aggregate payments to Mr. Rutstein of $369,480 over a twelve month period, subject to Mr. Rutstein’s continuing compliance with his confidentiality, proprietary rights and noncompetition agreement with the Company. We have not entered into agreements providing for severance benefits with any of the other named executive officers. Each of our named executive officers other than Mr. Colony has entered into stock option and restricted stock unit grant agreements that provide for full acceleration of vesting upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such options or restricted stock units in connection with the change of control. The following table shows what the benefit of such acceleration would have been assuming a change of control had occurred on December 31, 2012, the severance amounts that would have been payable to Messrs. Doyle and Peltzman if we had terminated their employment without Cause on December 31, 2012, and the amount payable to Mr. Rutstein pursuant to his severance agreement.

Name	Early Vesting of Stock Options Upon a Change of Control($)(1)	Early Vesting of Stock Awards Upon a Change of Control($)(2)	Severance Amount Upon Termination Without Cause ($)
George F. Colony	—	—	—
Michael A. Doyle	3,875	384,152	165,375
Gail S. Mann	2,906	174,228	—
Steven Peltzman	—	147,427	78,750
Dennis van Lingen	4,844	254,627	—
Charles Rutstein	—	—	369,480

(1)	This amount equals the difference between the exercise price of each option and $26.80, the closing price of our common stock on NASDAQ on December 31, 2012, multiplied by the number of unvested shares of our common stock underlying stock options on December 31, 2012, the assumed date of the change of control.

(2)	This amount equals $26.80, the closing price per share of our common stock on December 31, 2012, multiplied by the number of unvested shares of our common stock underlying restricted stock units on December 31, 2012, the assumed date of the change of control.

Director Compensation

DIRECTOR COMPENSATION TABLE FOR 2012

The following table shows the compensation that we paid during the year ended December 31, 2012 to each of our directors, other than Messrs. Colony and Rutstein, whose compensation is reflected in “Executive Compensation” above. Mr. Rutstein resigned from the Board of Directors when he resigned as an officer of the Company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Henk W. Broeders	25,000	124,990	149,990
Robert M. Galford	30,000	124,990	154,990
George R. Hornig	30,000	124,990	154,990
Gretchen G. Teichgraeber	25,000	124,990	149,990
Michael H. Welles	30,000	124,990	154,990

(1)	The amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards for 2012. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant. The amounts set forth may be more or less than the value ultimately realized by the named director based upon, among other things, the value of the Company’s Common Stock at the time of vesting of the restricted stock units and whether such restricted stock units actually vest.

(2)	On May 8, 2012, each of the directors other than Messrs. Colony and Rutstein received 3,625 restricted stock units.

(3)	At December 31, 2012, the non-employee directors held options to purchase, and restricted stock units for, the number of shares listed next to their names below:

	Number of Shares
Director	Options	RSUs
Henk W. Broeders.	74,000	3,625
Robert M. Galford	52,125	3,625
George R. Hornig	36,500	3,625
Gretchen G. Teichgraeber	49,000	3,625
Michael H. Welles	99,000	3,625

Our non-employee directors receive an annual retainer of $20,000 and members of each Board committee receive an additional annual retainer of $5,000 for each committee on which they serve, with the Chairman of each committee receiving an additional $5,000 per year. Each of these annual fees is payable in arrears. Members of our Board of Directors are reimbursed for their expenses incurred in connection with attending any meeting.

At our 2012 annual meeting of stockholders, our stockholders approved an amendment to the Forrester Research, Inc. 2006 Equity Incentive Plan (“Equity Incentive Plan”) to provide that the non-employee directors of the Company are eligible to participate in the Equity Incentive Plan. The Compensation and Nominating Committee of the Board of Directors has the authority under the Equity Incentive Plan to grant stock options and RSUs to non-employee directors in such amounts and on such terms as it shall determine at the time of grant. After our 2012 annual meeting, our five non-employee directors at that time each received 3,625 restricted stock units, which equals the number of whole shares calculated by dividing $125,000 by $34.48, the closing price of the Company’s common stock on the date of award. These RSUs vest in four equal annual installments. RSUs granted under the Equity Incentive Plan become vested in full upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such RSUs in connection with the change of control.

Options granted to our non-employee directors prior to our 2006 annual meeting were made pursuant to our Amended and Restated 1996 Stock Option Plan for Non-Employee Directors, and options granted to our non-employee directors prior to our 2012 annual meeting but after our 2006 annual meeting were made pursuant to our 2006 Stock Option Plan for Directors, as amended. Options granted under the 2006 Stock Option Plan for Directors become vested in full upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such options in connection with the change of control.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has appointed an Audit Committee composed of three non-employee directors: Messrs. Hornig (Chairman), Broeders, and Welles. Each of the members of the Audit Committee is “independent” as defined under the NASDAQ Stock Market listing standards. The Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and the members of the Audit Committee satisfy the NASDAQ financial literacy standards.

The Audit Committee is responsible for providing independent oversight of Forrester’s accounting functions and internal controls. The Audit Committee oversees Forrester’s financial reporting process on behalf of the Board of Directors, reviews financial disclosures, and meets privately, outside of the presence of management, with Forrester’s internal auditor and with representatives of the independent registered public accounting firm. The Audit Committee also selects and appoints the independent registered public accounting firm, reviews the performance of the independent registered public accounting firm, and reviews the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed Forrester’s audited financial statements for the fiscal year ended December 31, 2012 with Forrester’s management and with PricewaterhouseCoopers LLP, Forrester’s independent registered public accounting firm. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required by Statement of Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of Forrester’s accounting principles, and such other matters as are required under the standards of the PCAOB. The Audit Committee also received the written disclosures and letter from PricewaterhouseCoopers LLP required by the PCAOB Rule 3256, and the Audit Committee discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF

DIRECTORS

George R. Hornig, Chairman

Henk W. Broeders

Michael H. Welles

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any such filing.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% beneficial stockholders are required by SEC regulation to furnish to us copies of all Forms 3, 4 and 5 they file. Based solely on our review of copies of such forms which we received, we believe that all of our officers, directors, and greater than 10% beneficial owners complied on a timely basis with all filing requirements with respect to transactions during 2012, except for one report filed two weeks late for Robert Galford with respect to automatic dividend reinvestment shares in trusts for the benefit of his adult children, and reports filed four days late with respect to the award of time-based restricted stock units to our five non-employee directors.

Certain Relationships and Related Transactions

Registration Rights and Non-Competition Agreement.    At the time of our initial public offering, we entered into a registration rights and non-competition agreement with Mr. Colony which provides that if Mr. Colony’s employment with us is terminated he will not compete with us for the one year period after the date of such termination. The agreement also provides that in the event we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering by us for our own account or the account of another person, or both, Mr. Colony shall be entitled to include shares held by him in such a registration, subject to the right of the managing underwriter of any such offering to exclude some or all of such shares from such registration if and to the extent the inclusion of the shares would adversely affect the marketing of the shares to be sold by us. The agreement also provides that Mr. Colony may require us to register shares under the Securities Act with a fair market value of at least $5 million, except that we are not required to effect such registration more than twice or at certain times described in the agreement. The agreement also provides that we will pay all expenses incurred in connection with such registration.

Related Person Transactions

Pursuant to its amended and restated charter, our Audit Committee has responsibility for the review and approval of all transactions between the Company and any related parties or affiliates of the Company, its officers, and directors.

Related persons can include any of our directors or executive officers, certain of our stockholders, and any of their immediate family members. In evaluating related person transactions, the committee members apply the same standards they apply to their general responsibilities as members of a committee of the board of directors and as individual directors. The committee will approve a related person transaction when, in its good faith judgment, the transaction is in the best interest of the Company. To identify related person transactions, each year we require our directors and officers to complete a questionnaire identifying any transactions with the Company in which the officer or director or their family members have an interest. In addition, our Code of Business Conduct and Ethics includes our expectation that all directors, officers and employees who may have a potential or apparent conflict of interest will notify our legal department.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013

PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2012. Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the 2013 annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. If stockholders do ratify this appointment, the Audit Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of Forrester and our stockholders.

The Audit Committee has approved all services provided to Forrester by PricewaterhouseCoopers LLP during 2012. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2013 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Auditors’ Fees and Other Matters

The following table presents the aggregate fees billed or expected to be billed by PwC and its affiliates for fiscal 2012 and fiscal 2011.

	Fiscal 2012	Fiscal 2011
Audit Fees(1)	$958,436	$691,127
Audit-Related Fees(2)	$20,600	$171,300
Tax Fees(3)	$473,053	$623,957
All Other Fees(4)	$1,700	1,800

Total Fees	$1,453,789	$1,488,184

(1)	Audit fees are fees related to professional services rendered by PwC and its affiliates in connection with the audit of our financial statements and our internal controls over financial reporting, the reviews of our interim financial statements included in each of our quarterly reports on Form 10-Q, international statutory audits, and review of other SEC filings.

(2)	Audit-related fees are for assurance and related services by PwC and its affiliates that are reasonably related to the performance of the audit or review of our financial statements, primarily for accounting consultations relating to acquisitions and audits of our defined contribution plans.

(3)	Tax fees are fees billed for professional services related to tax compliance and tax consulting services.

(4)	All other fees include licenses to web-based accounting and finance reference materials.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee approves the engagement of our independent registered public accounting firm to render any audit or non-audit services. At a regularly scheduled Audit Committee meeting, management or a representative of the Company’s independent registered public accounting firm summarizes the services to be provided by the firm and the fees that will be charged for the services. Thereafter, if new services or dollar amounts in excess of those pre-approved at the meeting are proposed, they are either presented for pre-approval at the next meeting of the Audit Committee or approved by the Chairman of the Audit Committee pursuant to delegated authority. At subsequent meetings, the Audit Committee is provided a listing of any newly pre-approved services since the last meeting, and an updated projection for the current year of the estimated annual fees to be paid to the firm for all pre-approved audit and permissible non-audit services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

PROPOSAL THREE:

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”). This vote is not intended to address any specific item of compensation, but rather overall compensation of our named executive officers and the policies and practices described in this proxy statement.

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, cash incentive awards, equity incentive awards and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are exceeded, and subject to reduction when performance targets are not achieved.

We believe our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and providing incentives to our executives to create value for our stockholders. We believe this is evidenced by the following:

•	The mix of compensation among base salary and cash incentives.

•	Generally our compensation policies and practices are uniform across each of our business units and geographic regions.

•

Our bonus plan for executive officers provides for multiple payout levels based on targets established and approved by our Compensation and Nominating Committee during the first quarter of the applicable plan year.

•	We require that minimum threshold performance targets be achieved before any bonuses are paid, and bonus payouts under our executive cash incentive plan are capped.

•	We use multiple performance measures under our executive cash incentive plan, including bookings and operating profit.

•

We currently grant equity-based awards to executives under our equity incentive plan subject to multi-year vesting criteria, and require that the executive remain employed through the vesting date to realize the value of these awards.

The Board endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

Because the vote is non-binding, neither the Board of Directors nor the Compensation and Nominating Committee of the Board will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Nominating Committee will carefully consider the outcome of the vote when evaluating future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

STOCKHOLDER PROPOSALS

Stockholder proposals to be considered at the Annual Meeting of Stockholders in 2014 must be received by December 2, 2013 to be considered for inclusion in our proxy materials for that meeting.

Stockholders who wish to make a proposal at the 2014 annual meeting, other than proposals included in our proxy materials, or who wish to nominate individuals for election as directors, must notify us between January 14, 2014 and February 13, 2014. If the stockholder does not notify us by February 13, 2014, the proxies will have discretionary authority to vote on a stockholder’s proposal brought before the meeting.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter that may come before the annual meeting and does not, itself, currently intend to present any other such matter.

FORM 10-K

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission will be sent to stockholders without charge by writing to Forrester Research, Inc., Investor Relations, 60 Acorn Park Drive, Cambridge, Massachusetts 02140.

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 14, 2013. Vote by Internet Go to www.envisionreports.com/FORR Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold + 01—Henk W. Broeders 02—George R. Hornig *To elect two Class II directors to serve until the 2016 Annual Meeting of Stockholders. For Against Abstain 2. To ratify the selection of PricewaterhouseCoopers LLP asthe Company’s independent registered public accountingfirm for fiscal 2013. 3. To approve, by non-binding vote, Forrester Research, Inc.executive compensation. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy—Forrester Research, Inc. Proxy Solicited on Behalf of the Board of Directors of the Company for an Annual Meeting, May 14, 2013 The undersigned appoints George F. Colony and Gail S. Mann, and each of them, as proxies, each with the power of substitution, and authorizes them to represent and vote all shares of common stock of Forrester Research, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held at the offices of Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140 at 10:00 a.m. on Tuesday, May 14, 2013, or any adjournments thereof, for the purposes set forth on the reverse side. This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no contrary direction is made, the proxy will be voted FOR proposals 1, 2 and 3. (Continued and to be voted on reverse side.)